Exhibit 99.1

EDGAR Online Adds Benjamin Burditt and Richard Feinstein as Directors

    SOUTH NORWALK, Conn.--April 29, 2003--EDGAR(R) Online(R), Inc. (Nasdaq: EDGR) today announced Benjamin A. Burditt, Co-Founder and Senior Vice President of Scripps Ventures, LLC, and Richard L. Feinstein, a management and financial consultant and former Chief Financial Officer of The Major Automotive Companies, Inc. (Nasdaq:
MAJR) have joined the company's Board of Directors.

    Mr. Feinstein will also serve as Chairman of the company's Audit Committee. EDGAR Online, Inc. is a leader in the business information industry, specializing in the extraction, packaging and distribution of public company information contained in SEC filings.

    "Benjy and Rick bring experience at the board and operating level to make critical decisions and increase company performance. Their varied backgrounds in finance, publishing and proficiency in capital raising, due diligence and acquisitions will be of special value to EDGAR Online. We believe they will both be major contributors to our future success," said Susan Strausberg, CEO and President of EDGAR Online, Inc.

    About Burditt

    At Scripps Mr. Burditt oversees a venture fund with $90 million invested in over 30 early stage companies including enterprise and small business software, content syndication and enabling technology businesses. Burditt has been responsible for identifying attractive early stage companies, screening business plans and conducting due diligence with company management teams and negotiating term sheets and closing documents. He serves on the board of portfolio companies including Affinity Solutions, StructuredWeb, and VipDesk.

    Prior to Scripps Ventures he worked at United Media, a division of the E.W. Scripps Company, as a Senior Vice President overseeing strategy for newspaper syndication and worldwide licensing including the evaluation of potential acquisition targets. He also oversaw a company restructuring including the sale or discontinuation of certain businesses, a restructuring of the sales organization, the revision of pricing strategy and technology investment.

    Burditt also served as a Senior Engagement Manager at McKinsey & Company and an Associate at Prudential-Bache Securities. He holds a MBA from Yale University and a BA from Middleburry College. He is a FAA certified flight instructor.

    About Feinstein

    As a consultant, Mr. Feinstein provides management and financial advice to clients in a variety of industries. Prior to consulting, he was a Senior Vice President and Chief Financial Office for The Major Automotive Companies, Inc. (Nasdaq: MAJR), formerly a diversified holding company, but now engaged solely in retail automotive dealership operations.

    He also served as Managing Director and Chief Financial Officer of Employee Benefit Services, Inc., a benefit communications and financial services firm. He also served at KMPG Peat Marwick as a Partner of its Audit and National Director of Litigation Settlement Practice. Prior to KPMG, he was Partner, SEC Review Department, Audit and National Director, Finance and Administration (CFO) of Main Hurdman & Co., a $200 million accounting firm.

    Feinstein holds a BBA from Pace University. He served on the Board of Directors of The New York City Road Runners and on the Executive Committee for the Association for a Better New York. He also served in the United States Marine Corps Reserve.

    Earnings Conference Call

    EDGAR Online will hold its quarterly conference call to review results for the first quarter of 2003 today, Tuesday, April 29th at 5:00 p.m. Eastern Time. Susan Strausberg, CEO and President, and Greg Adams, COO and CFO of EDGAR Online, Inc. will host the call. To participate, please call: 1-800-404-1354 (Domestic), 1-706-643-0825
(International). The call will also be broadcast simultaneously and archived on the Internet at: http://www.edgar-online.com/investor/. There will be a replay of the conference call available from 8:00 p.m.
(EST) on April 29, 2003 until midnight (EST) May 6, 2003. To access the replay, please dial 1-800-642-1687 (Domestic), 1-706-645-9291
(International), PassCode 9896056 any time during that period.

    About EDGAR(R) Online(R), Inc.

    EDGAR Online, Inc. (www.edgar-online.com) is a leader in the business information industry, specializing in the extraction, packaging and distribution of public company information contained in SEC filings. Based in Norwalk, Connecticut, with offices in Maryland and New York City, the company sells subscription products, data and services to financial institutions, corporations and law firms.

    "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including in the online business and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, risks in connection with our recent acquisition and other acquisitions which we may consummate in the future, the time and expense involved in such development activities, the level of demand and market acceptance of our services and changes in our business strategies.

    EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission (SEC). EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission. EDGAR Online is a product of EDGAR Online, Inc.

    CONTACT: EDGAR Online, Inc.
             Jay Sears, 203/852-5666
             sears@edgar-online.com